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Exhibit 15.2

KPMG Auditores Independentes	Central Tel	55 (21) 3515-9400
Av. Almirante Barroso, 52 - 4º	Fax	55 (21) 3515-9000
20031-000 - Rio de Janeiro, RJ - Brasil	Internet	www.kpmg.com.br
Caixa Postal 2888
20001-970 - Rio de Janeiro, RJ - Brasil

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-163665-01) on Form F-3 of Petrobras International Finance Company — PifCo of our report dated March 30, 2012, with respect to the consolidated balance sheets of Petrobras International Finance Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholder's deficit and cash flows for each of the years in the two-year period ended December 31, 2011 and the internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 combined annual report on Form 20-F of Petróleo Brasileiro S.A. — Petrobras and Petrobras International Finance Company and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil

March 30, 2012